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                                                                      EXHIBIT 11
                                 FURON COMPANY

                      Computation of Net Income Per Share



                                                       Three months ended                     Six months ended
                                                 --------------------------------    --------------------------------
                                                     July 30,         July 31,           July 30,          July 31,
                                                       1994             1993               1994              1993
- - ---------------------------------------------------------------------------------------------------------------------
PRIMARY NET INCOME PER SHARE

    Earnings
      Net income                                 $    2,667,000    $    1,582,000   $     5,081,000   $     3,339,000
                                                 ==============    ==============   ===============   ===============

    Shares
      Weighted average number
      of common shares
      outstanding                                     8,691,429         8,621,562         8,673,046         8,608,222

    Shares issuable from assumed
    exercise of stock options                           229,981           263,056           259,523           294,558
                                                ---------------   ---------------   ---------------   ---------------

    Average shares as adjusted                        8,921,410         8,884,618         8,932,569         8,902,780
                                                ===============   ===============   ===============   ===============

Primary net income per share                    $           .30   $           .18   $           .57   $           .38
                                                ===============   ===============   ===============   ===============

FULLY DILUTED NET INCOME PER SHARE

    Earnings
      Net income                                $     2,667,000   $     1,582,000   $     5,081,000   $     3,339,000
                                                ===============   ===============   ===============   ===============

    Shares
      Weighted average number
      of common shares outstanding                    8,691,429         8,621,562         8,673,046         8,608,222

      Shares issuable from assumed
      exercise of stock options                         308,962           263,063           312,373           294,585
                                                ---------------   ---------------   ---------------   ---------------

      Average shares as adjusted
      for full dilution                               9,000,391         8,884,625         8,985,419         8,902,807
                                                ---------------   ---------------   ---------------   ---------------

Fully diluted net income per share              $           .30   $           .18   $           .57   $           .38
                                                ===============   ===============   ===============   ===============





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